Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Customers Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Voting Common Stock, $1.00 par value per share	457(c) 457(h)	750,000	$50.72(2)	$38,040,000	0.00014760	$5,614.70
Total Offering Amounts					$38,040,000		$5,614.70
Total Fee Offsets							$0
Net Fee Due							$5,614.70

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Registrant’s voting common stock, par value $1.00 per share (the “Voting Common Stock”) which become issuable under the Customers Bancorp, Inc. 2019 Stock Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Voting Common Stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Voting Common Stock as reported on the New York Stock Exchange on July [•], 2024.